                                                                      Exhibit 12

                                            Six Months
                                              Ended
                                             June 30,                                  Year Ended December 31,
                                       ---------------------     ------------------------------------------------------------------
                                         1998         1997          1997           1996           1995          1994         1993
                                         ----         ----          ----           ----           ----          ----         ----
EXCLUDING INTEREST ON DEPOSITS

Income before taxes ................   $267,456     $245,864     $  459,164     $  457,268     $  429,084     $410,970     $402,656

Fixed charges:
       Interest expense ............    167,066      157,512        308,122        299,962        318,192      174,143      126,859
       1/3 of net rent expense .....      4,646        4,705          9,572          9,166          8,657        9,034        8,048
                                       --------     --------     ----------     ----------     ----------     --------     --------

          Total fixed charges ......    171,712      162,217        317,694        309,128        326,849      183,177      134,907
                                       --------     --------     ----------     ----------     ----------     --------     --------

Earnings ...........................   $439,168     $408,081     $  776,858     $  766,396     $  755,933     $594,147     $537,563
                                       ========     ========     ==========     ==========     ==========     ========     ========

Fixed charges ......................   $171,712     $162,217     $  317,694     $  309,128     $  326,849     $183,177     $134,907
                                       ========     ========     ==========     ==========     ==========     ========     ========

Ratio of Earnings
       to Fixed Charges ............       2.56         2.52           2.45           2.48           2.31         3.24         3.98


INCLUDING INTEREST ON DEPOSITS

Income before taxes ................   $267,456     $245,864     $  459,164     $  457,268     $  429,084     $410,970     $402,656

Fixed charges:
       Interest expense ............    491,471      468,383        954,243        880,648        856,860      546,880      514,812
       1/3 of net rent expense .....      4,646        4,705          9,572          9,166          8,657        9,034        8,048
                                       --------     --------     ----------     ----------     ----------     --------     --------

          Total fixed charges ......    496,117      473,088        963,815        889,814        865,517      555,914      522,860
                                       --------     --------     ----------     ----------     ----------     --------     --------

Earnings ...........................   $763,573     $718,952     $1,422,979     $1,347,082     $1,294,601     $966,884     $925,516
                                       ========     ========     ==========     ==========     ==========     ========     ========

Fixed charges ......................   $496,117     $473,088     $  963,815     $  889,814     $  865,517     $555,914     $522,860
                                       ========     ========     ==========     ==========     ==========     ========     ========

Ratio of Earnings
       to Fixed Charges ............       1.54         1.52           1.48           1.51           1.50         1.74         1.77
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